Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE

Apollo Announces Completion of the Tender Offer for Shares of The Michaels Companies

NEW YORK, NY – April 15, 2021 – Magic MergeCo, Inc. (the “Purchaser”), an entity controlled by funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), a leading global alternative investment manager, today announced the successful completion of the previously commenced cash tender offer by the Purchaser to purchase all of the outstanding shares of common stock of The Michaels Companies, Inc. (Nasdaq: MIK) (“Michaels”).

The tender offer, which was extended on April 8, 2021, expired at 5:00 P.M., New York City time on April 14, 2021. As of the expiration of the tender offer, a total of 122,994,416 shares of common stock of Michaels, representing approximately 85.92% of the outstanding Michaels shares, were validly tendered into and not validly withdrawn from the tender offer. As of such expiration, all conditions to the tender offer have been satisfied or waived. Purchaser has accepted for payment, and expects to promptly pay for, all such Michaels shares validly tendered into and not withdrawn in accordance with the terms of the tender offer.

As a result of its acceptance of the shares tendered in the tender offer, Purchaser has acquired a sufficient number of shares of Michaels’ common stock to, and expects to, close the merger of Purchaser with and into Michaels without the affirmative vote of Michaels’ other stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. Purchaser expects to consummate the merger on April 15, 2021. In connection with the merger, the remaining outstanding shares will be converted into the right to receive $22.00 per share in cash, being the same price paid in the tender offer. As a result of the tender offer and the merger, Michaels will become a privately-held, indirect wholly-owned subsidiary of the Apollo Funds and Michaels’ common stock will cease trading on the Nasdaq Stock Market.

About Apollo

Apollo is a leading global investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo, among others. Apollo had assets under management of approximately $455 billion as of December 31, 2020 in credit, private equity and real assets funds. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the proposed transaction between Apollo and Michaels, the ability of the parties to complete the transaction and the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about Apollo’s future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described under the heading “Risk Factors” in Michaels’ periodic reports on file with the SEC. These statements speak only as of the date of this press release and are based on Apollo’s and Michaels’ current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; changes in financial markets; changes in economic, political or regulatory conditions; changes in facts and other circumstances and uncertainties concerning the proposed transaction; and other factors set forth from time to time in Michaels’ SEC filings, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Apollo and Michaels, as applicable. Apollo and Michaels caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Except as required by applicable law or regulation, Apollo does not undertake any obligation to update or revise any such forward-looking statements to reflect future events or circumstances.

Important Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell common stock of Michaels or any other securities. This communication is for informational purposes only. On March 16. 2021, affiliates of Apollo filed a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) with the U.S. Securities and Exchange Commissions (“SEC”) and Michaels filed the related Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, MICHAELS STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER MATERIALS) AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9. Michaels stockholders may obtain the Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, Telephone Number (888) 663-7851, the information agent for the tender offer.

Media Contact:

For Apollo:

Investor Contact:

Peter Mintzberg

Head of Investor Relations

Apollo Global Management, Inc.

212 822 0528

APOInvestorRelations@apollo.com

Media Contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

212 822 0491

Communications@apollo.com